Exhibit 5.1

345 Park Avenue New York, NY 10154-1895	Main 212.407.4000 Fax 212.407.4990 www.loeb.com

December 11, 2024

Annovis Bio, Inc.

101 Lindenwood Drive, Suite 225
Malvern, PA 19355

Re: Sale of Common Stock registered pursuant to Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Annovis Bio, Inc., a Delaware corporation (the “Company”), in connection with (i) the offer and sale by the Company of up to an aggregate of $50,000,000 of shares of its common stock, par value $0.0001 per share (the “Shares”), pursuant to an Equity Distribution Agreement (the “Distribution Agreement”), dated December 11, 2024, by and between the Company and Oppenheimer & Co. Inc., as sales agent. The Shares are being offered for sale pursuant to the Company’s registration statement on Form S-3, as amended (File No. 333-276814) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, the prospectus, dated February 12, 2024 (the “Base Prospectus”) and the prospectus supplement, dated December 11, 2024 filed pursuant to Rule 424(b)(5) under the Securities Act, (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

We understand the Shares are to be issued by the Company and sold by Oppenheimer & Co. Inc. pursuant to the Distribution Agreement, as described in the Prospectus Supplement, and the form of which is being filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed on the date hereof.

 In connection with the opinions set forth below, we have examined the Registration Statement, the Prospectus and the Distribution Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s amended and restated certificate of incorporation and amended and restated bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance, and when issued and paid for in accordance with the terms and conditions of the Distribution Agreement, the Shares will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we have assumed that: (i) the Company will issue and deliver the Shares in the manner contemplated by the Distribution Agreement, the Registration Statement and the Prospectus; and (ii) the Shares will be issued in compliance with applicable federal and state securities laws.

The opinions we express above are based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of New York and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions. We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on the date hereof and which is incorporated by reference into the Prospectus and to the references to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP